Exhibit 99.1

Forestar Announces Strategic Asset Sale to Starwood Capital Group for $232 Million

AUSTIN, Texas (Business Wire) – February 8, 2018

Forestar Group Inc. (NYSE: FOR) (“Forestar”) today announced a strategic asset sale for $232 million to a joint venture between an affiliate of Starwood Capital Group (“Starwood”), a leading global private investment firm, and an affiliate of Land Strategies Management (DBA Starwood Land Advisors). The strategic sale includes 20 legacy community development projects owned both directly and indirectly through ventures primarily consisting of approximately 750 developed and under development lots and over 4,000 future undeveloped lots, 730 unentitled acres and an interest in 1 multifamily operating property. The transaction is not expected to have a material impact on Forestar’s fiscal 2018 earnings. Forestar’s Form 8-K filing includes the Agreement of Purchase and Sale as an exhibit.

Donald J. Tomnitz, Executive Chairman of the Forestar Board, said, “We are excited about this transaction with Starwood that generates significant cash flow. Divesting these legacy projects will help streamline our business and provide capital for future growth. We plan to invest this capital primarily into new land development projects to improve returns and enhance value for our shareholders.”

This asset sale does not impact the Forestar expectations announced by majority-owner, D.R. Horton, on its January 31, 2018 conference call. In fiscal 2018, Forestar expects to invest approximately $400 million in land acquisition and development from both its existing cash and the cash flow generated from its legacy portfolio. Forestar also expects its annual deliveries to grow to approximately 10,000 lots by fiscal 2020.

About Forestar Group Inc.

Forestar Group Inc. is a residential and real estate development company with operations in 16 markets in 11 states as of December 31, 2017, where it owns, directly or through joint ventures, interests in residential and mixed-use projects. As of October 5, 2017, Forestar is a majority-owned subsidiary of D.R. Horton, Inc., the largest homebuilder by volume in the United States for sixteen consecutive years.

Forward-Looking Statements

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that the transaction is not expected to have a material impact on Forestar’s earnings, divesting these legacy projects will help streamline our business and provide capital for future growth, and we plan to invest this capital primarily into new land development projects to improve returns and enhance value for our shareholders. The forward-looking statements also include that in fiscal 2018, Forestar expects to invest approximately $400 million in land acquisition and development from both its existing cash and the cash flow generated from its legacy portfolio, and Forestar also expects its annual deliveries to grow to approximately 10,000 lots by fiscal 2020.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: general economic, market or business conditions in Texas, where our real estate activities are concentrated, or on a national or global scale; our ability to achieve some or all of our key initiatives; the opportunities (or lack thereof) that may be presented to us and that we may pursue; our ability to hire and retain key personnel; future residential or commercial entitlements, development approvals and the ability to obtain such approvals; obtaining approvals of reimbursements and other payments from special improvement districts and the timing of such payments; accuracy of estimates and other assumptions related to investment in and development of real estate, the expected timing and pricing of land and lot sales and related cost of real estate sales, impairment of long-lived assets, income taxes, share-based compensation; the levels of resale housing inventory in our mixed-use development projects and the regions in which they are located; fluctuations in costs and expenses, including impacts from shortages in materials or labor; demand for new housing, which can be affected by a number of factors including the availability of mortgage credit, job growth and fluctuations in commodity prices; competitive actions by other companies; changes in governmental policies, laws or regulations and actions or restrictions of regulatory agencies; our partners’ ability to fund their capital commitments and otherwise fulfill their operating and financial obligations; inability to obtain permits for, or changes in laws, governmental policies or regulations affecting, water withdrawal or usage; the effect of D.R. Horton’s controlling level of ownership on us and our stockholders; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our merger with D.R. Horton on our ability to maintain relationships with our vendors and customers; and the final resolutions or outcomes with respect to our contingent and other liabilities related to our business. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K and our most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission (SEC).

Contacts

Forestar

Charles D. Jehl

Chief Financial Officer

ForestarIR@drhorton.com